Exhibit 99.1

Nordstrom Reports Fourth Quarter 2021 Earnings
•Sales and earnings in line with fiscal 2021 outlook
•Digital sales growth of 23 percent over fourth quarter of 2019; digital penetration of 44 percent
•Company expects fiscal 2022 EPS of $3.15 to $3.50
SEATTLE – March 1, 2022 – Nordstrom, Inc. (NYSE: JWN) today reported fourth quarter results in line with the Company’s fiscal year 2021 outlook, demonstrating progress against its long-term growth strategy. The Company reported net earnings of $200 million, or $1.23 per diluted share (“EPS”), and earnings before interest and taxes (“EBIT”) of $299 million, or 6.8 percent of sales, for the fourth quarter. For the fiscal year ended January 29, 2022, net earnings were $178 million and diluted EPS was $1.10, with EBIT of $492 million, or 3.4 percent of sales. Net earnings for the fiscal year included an $88 million debt refinancing charge ($65 million after tax, or diluted EPS of $0.40) in the first quarter.
For the fourth quarter ended January 29, 2022, net sales increased 23 percent versus the same period in fiscal 2020 and decreased 1 percent versus the same period in fiscal 2019. Gross merchandise value (“GMV”) increased 24 percent versus the same period in fiscal 2020 and was flat versus the same period in fiscal 2019. Nordstrom banner net sales were flat and GMV increased 2 percent compared with the fourth quarter of 2019. Net sales for Nordstrom Rack decreased 5 percent versus the fourth quarter of fiscal 2019, a sequential improvement of 320 basis points over the third quarter.
Sales in the home, active, designer, beauty and kids categories had the strongest growth compared with the fourth quarter of 2019. Geographically, Nordstrom banner sales in the Southern markets, including Southern California, outperformed the Northern markets by approximately 7 percentage points. Suburban stores continued to be stronger than urban stores in the fourth quarter.
“We advanced our strategic initiatives this quarter, with sequential sales improvement, strong digital growth and a significant increase in profitability,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “Our team continues to work with urgency to accelerate our progress and invest in our capabilities to better serve customers and profitably grow sales. Our primary focus is on three areas: improving Nordstrom Rack performance, increasing profitability and optimizing our supply chain and inventory flow. Our progress has given us line of sight to achieve in the coming year the financial targets we presented at our 2021 Investor Event.”
The Company made significant progress on its merchandising strategies throughout 2021, with choice count at an all-time high, increasing 50 percent over last year, and more than 300 new brands launched during the year. Additionally, alternative vendor partnership models accounted for 10 percent of Nordstrom banner GMV in the fourth quarter, up from 7 percent in 2019.
“We drove a significant increase in merchandise margin this quarter, as we engaged customers through our compelling and expanded holiday gift offering, while also reducing promotional activity,” said Pete Nordstrom, president and chief brand officer of Nordstrom, Inc. “Looking ahead, we are focused on more effectively balancing inventory with demand while increasing efficiency throughout our network and delivering newness and selection to our customers.”
The Company continued to navigate global supply chain disruptions throughout the quarter by accelerating receipts and investing in improved in-stock levels. Inventory levels at the end of the quarter were higher than planned, but the Company expects to reduce its inventory relative to sales during the first quarter of fiscal 2022.
Nordstrom continued to strengthen its financial position and reduced its leverage ratio to 3.2 times at the end of fiscal 2021. Subject to the completion of certain year-end certification requirements with its bank group, the Company anticipates that it will be in a position to resume returning cash to shareholders in the first quarter of fiscal 2022.
FOURTH QUARTER 2021 SUMMARY
•Total Company net sales in the fourth quarter increased 23 percent compared with the same period in fiscal 2020. Net sales decreased 1 percent compared with the same period in fiscal 2019, consistent with the third quarter of 2021. After taking into account an approximately 200 basis point impact due to the timing of this year’s Anniversary Sale, fourth quarter sales improved sequentially over the third quarter. Full-year revenue for fiscal 2021, including retail sales and credit card revenues, increased 38 percent compared with fiscal 2020. GMV was flat in the fourth quarter and decreased 4 percent in fiscal 2021 when compared with the same periods in 2019.

•For the Nordstrom banner, net sales in the fourth quarter increased 23 percent compared with the same period in fiscal 2020 and were flat against the same period in fiscal 2019. GMV increased 2 percent and decreased 2 percent in the fourth quarter and in the fiscal year, respectively, when compared with the same periods in 2019.
•For the Nordstrom Rack banner, net sales increased 23 percent and decreased 5 percent compared with the same periods in fiscal 2020 and fiscal 2019, respectively. Fourth quarter net sales were a sequential improvement of 320 basis points over the third quarter of 2021.
•Digital sales in the fourth quarter decreased 1 percent compared with the same period in fiscal 2020 and increased 23 percent compared with the same period in fiscal 2019. Digital sales represented 44 percent of total sales during the quarter and 42 percent of sales for the fiscal year.
•Gross profit, as a percentage of net sales, of 38 percent increased 500 basis points compared with the same period in fiscal 2020, and increased 340 basis points compared with the same period in 2019, due to improved merchandise margins from reduced markdowns, and increased leverage on buying and occupancy costs.
•Ending inventory increased 19 percent compared with the same period in fiscal 2019, versus a 1 percent decrease in sales. Approximately half of the inventory increase versus 2019 was due to planned investments to prioritize in-stock levels.
•Selling, general and administrative (“SG&A”) expenses, as a percentage of net sales, of 34 percent decreased 125 basis points compared with the same period in fiscal 2020, primarily due to leverage on higher sales, partially offset by labor cost pressure. SG&A expenses, as a percentage of net sales, increased 340 basis points compared with the same period in fiscal 2019 primarily as a result of fulfillment and labor cost pressures, partially offset by the non-cash asset impairment in 2019 of $32 million resulting from the integration of Trunk Club and continued benefit from resetting the cost structure in 2020.
•EBIT was $299 million in the fourth quarter of 2021, compared with $30 million during the same period in fiscal 2020, primarily due to higher sales volume and improved merchandise margins, partially offset by labor cost pressure. EBIT was flat versus the fourth quarter of fiscal 2019, which included the impact of the Trunk Club impairment charge. EBIT margin was 6.8 percent of sales for the quarter, which was 10 basis points higher than the fourth quarter of 2019, and 3.4 percent for the fiscal year.
•Interest expense, net, of $33 million decreased from $48 million during the same period in fiscal 2020 as a result of the redemption of the 8.75% secured notes during the first quarter of fiscal 2021 and the 4.0% unsecured notes during the second quarter of fiscal 2021.
•Income tax expense during the fourth quarter was $66 million, or 25 percent of pretax earnings, compared with income tax benefit of $51 million in the same period of fiscal 2020. Last year’s income tax included benefits associated with the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).
•Fourth quarter net earnings of $200 million increased from $33 million during the same period in fiscal 2020 primarily due to higher sales volume and gross margin.
•The Company finished the year with $1.1 billion in liquidity including $322 million in cash and the full $800 million available on its revolving line of credit, and a leverage ratio of 3.2 times.
FISCAL YEAR 2022 OUTLOOK
The Company has provided the following financial outlook for fiscal 2022:
•Revenue growth, including retail sales and credit card revenues, of 5 to 7 percent versus fiscal 2021
•EBIT margin of 5.6 to 6.0 percent of sales
•Income tax rate of approximately 27 percent
•Earnings per share of $3.15 to $3.50, excluding the impact of share repurchase activity, if any
•Leverage ratio of approximately 2.5 times by year-end
CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to provide a business update and to discuss fourth quarter 2021 financial results and fiscal year 2022 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13726542, until the close of business on March 8, 2022.
ABOUT NORDSTROM
At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we’re building on as we provide convenience and true connection for our customers. Our digital-first platform enables us to serve customers when, where and how they want to shop – whether that’s in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021, its Form 10-Qs for the fiscal quarters ended May 1, 2021, July 31, 2021 and October 30, 2021, and our Form 10-K for the fiscal year ended January 29, 2022, to be filed with the SEC on or about March 11, 2022 . These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Year Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net sales	$4,382	$3,551	$14,402	$10,357
Credit card revenues, net	104	94	387	358
Total revenues	4,486	3,645	14,789	10,715
Cost of sales and related buying and occupancy costs	(2,699)	(2,365)	(9,344)	(7,600)
Selling, general and administrative expenses	(1,488)	(1,250)	(4,953)	(4,162)
Earnings (loss) before interest and income taxes[1]	299	30	492	(1,047)
Interest expense, net[2]	(33)	(48)	(246)	(181)
Earnings (loss) before income taxes	266	(18)	246	(1,228)
Income tax (expense) benefit	(66)	51	(68)	538
Net earnings (loss)[1,2]	$200	$33	$178	$(690)

Earnings (loss) per share:
Basic	$1.26	$0.21	$1.12	$(4.39)
Diluted[1,2]	$1.23	$0.21	$1.10	$(4.39)

Weighted-average shares outstanding:
Basic	159.5	157.9	159.0	157.2
Diluted	162.4	160.9	162.5	157.2

Percent of net sales:
Gross profit	38.4%	33.4%	35.1%	26.6%
Selling, general and administrative expenses	34.0%	35.2%	34.4%	40.2%
Earnings (loss) before interest and income taxes	6.8%	0.8%	3.4%	(10.1%)
1 In 2020, we incurred COVID-19 related charges, which reduced net earnings for the year ended January 30, 2021 by $192 or $1.22 per diluted share. These charges consisted primarily of asset impairments from store closures, premium pay and benefits, and restructuring charges, which were slightly offset by credits from the CARES Act.
2 In the first quarter of 2021, we incurred charges related to our debt refinancing that increased interest expense by $88. Collectively, these charges reduced net earnings for the year ended January 29, 2022 by $65 or $0.40 per diluted share.

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	January 29, 2022	January 30, 2021
Assets
Current assets:
Cash and cash equivalents	$322	$681
Accounts receivable, net	255	245
Merchandise inventories	2,289	1,863
Prepaid expenses and other[1]	306	853
Total current assets	3,172	3,642

Land, property and equipment (net of accumulated depreciation of $7,737 and $7,159)	3,562	3,732
Operating lease right-of-use assets	1,496	1,581
Goodwill	249	249
Other assets	390	334
Total assets	$8,869	$9,538

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,529	$1,960
Accrued salaries, wages and related benefits	383	352
Current portion of operating lease liabilities	242	260
Other current liabilities	1,160	1,048
Current portion of long-term debt	—	500
Total current liabilities	3,314	4,120

Long-term debt, net	2,853	2,769
Non-current operating lease liabilities	1,556	1,687
Other liabilities	565	657

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 159.4 and 157.8 shares issued and outstanding	3,283	3,205
Accumulated deficit	(2,652)	(2,830)
Accumulated other comprehensive loss	(50)	(70)
Total shareholders’ equity	581	305
Total liabilities and shareholders’ equity	$8,869	$9,538
1 As of January 30, 2021 prepaid expenses and other included $612 of taxes receivable primarily related to CARES Act benefits. As of January 29, 2022 prepaid expenses and other included $18 of income taxes receivable.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Year Ended
	January 29, 2022	January 30, 2021
Operating Activities
Net earnings (loss)	$178	$(690)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	615	671
Asset impairment	—	137
Right-of-use asset amortization	175	168
Deferred income taxes, net	(11)	(7)
Stock-based compensation expense	79	67
Other, net	81	4
Change in operating assets and liabilities:
Accounts receivable	(10)	(46)
Merchandise inventories	(383)	53
Prepaid expenses and other assets	542	(607)
Accounts payable	(400)	432
Accrued salaries, wages and related benefits	31	(157)
Other current liabilities	112	(143)
Lease liabilities	(284)	(237)
Other liabilities	(20)	7
Net cash provided by (used in) operating activities	705	(348)

Investing Activities
Capital expenditures	(506)	(385)
Other, net	(15)	38
Net cash used in investing activities	(521)	(347)

Financing Activities
Proceeds from revolving line of credit	400	800
Payments on revolving line of credit	(400)	(800)
Proceeds from long-term borrowings	675	600
Principal payments on long-term borrowings	(1,100)	—
Decrease in cash book overdrafts	(32)	(4)
Cash dividends paid	—	(58)
Proceeds from issuances under stock compensation plans	14	16
Tax withholding on share-based awards	(15)	(9)
Other, net	(86)	(15)
Net cash (used in) provided by financing activities	(544)	530

Effect of exchange rate changes on cash and cash equivalents	1	(7)
Net decrease in cash and cash equivalents	(359)	(172)
Cash and cash equivalents at beginning of year	681	853
Cash and cash equivalents at end of year	$322	$681

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
Our Nordstrom brand includes Nordstrom.com, TrunkClub.com, Nordstrom-branded U.S. stores, Canada, which includes Nordstrom.ca, Nordstrom Canadian stores and Nordstrom Rack Canadian stores, and Nordstrom Local. Our Nordstrom Rack brand includes NordstromRack.com, Nordstrom Rack-branded U.S. stores, Last Chance clearance stores and, prior to the first quarter of 2021, HauteLook.com. The following table summarizes net sales for the quarter and year ended January 29, 2022, compared with the quarter and year ended January 30, 2021:

	Quarter Ended		Year Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net sales:
Nordstrom	$3,027	$2,454	$9,640	$6,997
Nordstrom Rack	1,355	1,097	4,762	3,360
Total net sales	$4,382	$3,551	$14,402	$10,357

Net sales increase (decrease):
Nordstrom	23.3%	(18.6%)	37.8%	(29.6%)
Nordstrom Rack	23.5%	(22.9%)	41.7%	(35.3%)
Total Company	23.4%	(20.0%)	39.1%	(31.6%)

Digital sales as % of total net sales[1]	44%	54%	42%	55%
1 Sales conducted through a digital platform such as our websites or mobile apps. Digital sales may be self-guided by the customer, as in a traditional online order, or facilitated by a salesperson using a virtual styling or selling tool. Digital sales may be delivered to the customer or picked up in our Nordstrom stores, Nordstrom Rack stores or Nordstrom Local service hubs. Digital sales also include a reserve for estimated returns.

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we have incorporated it in our executive incentive measures and we believe it is an important indicator of shareholders’ return over the long term.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following is a reconciliation of return on assets to Adjusted ROIC:

	Four Quarters Ended
	January 29, 2022	January 30, 2021
Net earnings (loss)	$178	$(690)
Add (Less): income tax expense (benefit)	68	(538)
Add: interest expense	247	184
Earnings (loss) before interest and income tax expense	493	(1,044)

Add: operating lease interest[1]	87	95
Adjusted net operating profit (loss)	580	(949)

(Less) Add: estimated income tax (expense) benefit[2]	(159)	416
Adjusted net operating profit (loss) after tax	$421	$(533)

Average total assets	$9,301	$9,718
Less: average deferred property incentives in excess of ROU assets[3]	(232)	(276)
Less: average non-interest bearing current liabilities	(3,352)	(3,138)
Average invested capital	$5,717	$6,304

Return on assets[4]	1.9%	(7.1%)
Adjusted ROIC[4]	7.4%	(8.5%)
1 We add back the operating lease interest to reflect how we manage our business. Operating lease interest is a component of operating lease cost recorded in occupancy costs.
2 Estimated income tax (expense) benefit is calculated by multiplying the adjusted net operating profit (loss) by the effective tax rate for the trailing twelve month periods ended January 29, 2022 and January 30, 2021. The effective tax rate is calculated by dividing income tax expense (benefit) by earnings (loss) before income taxes for the same trailing twelve month periods.
3 For leases with property incentives that exceed the ROU assets, we reclassify the amount from assets to other current liabilities and other liabilities and reduce average total assets, as this better reflects how we manage our business.
4 COVID-19 related charges for the four quarters ended January 30, 2021 negatively impacted return on assets by approximately 200 basis points and Adjusted ROIC by approximately 280 basis points.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)

Adjusted Debt to earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is one of our key financial metrics and we believe that our debt levels are best analyzed using this measure, as it provides a reflection of our creditworthiness which could impact our credit rating and borrowing costs. This metric is calculated in accordance with our Revolver covenant and is a key component in assessing whether our revolving credit facility is secured or unsecured, as well as our ability to make dividend payments and share repurchases. Our goal is to manage debt levels to maintain an investment-grade credit rating while operating with an efficient capital structure.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of debt to net earnings to Adjusted Debt to EBITDAR:

January 29, 2022
Debt	$2,853
Add: estimated capitalized operating lease liability[1]	1,373
Adjusted Debt	$4,226

Four Quarters Ended January 29, 2022
Net earnings	$178
Add: income tax expense	68
Add: interest expense, net	246
Adjusted earnings before interest and income taxes	$492

Add: depreciation and amortization expenses	615
Add: rent expense, net[2]	229
Add: other Revolver covenant adjustments[3]	1
Adjusted EBITDAR	$1,337

Debt to Net Earnings	16.0
Adjusted Debt to EBITDAR	3.2
1 Based upon the estimated lease liability as of the end of the period, calculated as the trailing four quarters of rent expense multiplied by six, a method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property and is calculated under the previous lease standard (ASC 840), consistent with our Revolver covenant calculation requirements. The estimated lease liability is not calculated in accordance with, nor an alternative for, GAAP and should not be considered in isolation or as a substitution for our results reported under GAAP.
2 Rent expense, net of amortization of developer reimbursements, is added back for consistency with our Revolver covenant calculation requirements, and is calculated under the previous lease standard (ASC 840).
3 Other adjusting items to reconcile net earnings to Adjusted EBITDAR as defined by our Revolver covenant include interest income and certain non-cash charges where relevant.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures and, when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by (used in) operating activities. The following is a reconciliation of net cash provided by (used in) operating activities to Free Cash Flow:

	Year Ended
	January 29, 2022	January 30, 2021
Net cash provided by (used in) operating activities	$705	$(348)
Less: capital expenditures	(506)	(385)
Less: change in cash book overdrafts	(32)	(4)
Free Cash Flow	$167	$(737)

NORDSTROM, INC.
ADJUSTED EBITDA (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted earnings (loss) before interest, income taxes, depreciation and amortization (“EBITDA”) is one of our key financial metrics and, when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate pre-tax earnings and cash flow from our operations. Adjusted EBITDA excludes significant items which are non-operating in nature in order to evaluate our core operating performance against prior periods. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBITDA is net earnings.
Adjusted EBITDA is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for net earnings, overall change in cash or liquidity of the business as a whole. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of net earnings (loss) to Adjusted EBITDA:

	Year Ended
	January 29, 2022	January 30, 2021
Net earnings (loss)	$178	$(690)
Add (Less): income tax expense (benefit)	68	(538)
Add: interest expense, net	246	181
Earnings (loss) before interest and income taxes	492	(1,047)

Add: depreciation and amortization expenses	615	671
Less: amortization of developer reimbursements	(78)	(86)
Add: asset impairments	—	137
Adjusted EBITDA	$1,029	$(325)

INVESTOR CONTACT:	Heather Hollander
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Stephanie Corzett
Nordstrom, Inc.
NordstromPR@Nordstrom.com